CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 002-58521 on Form N-1A of our reports dated August 23, 2013, relating to the financial statements and financial highlights of BlackRock Basic Value Fund, Inc. (the “Fund”) and Master Basic Value LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2013, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 25, 2013